Exhibit 5.1

Postbus 7113	Amsterdam, 17 March 2014
1007 JC Amsterdam
Strawinskylaan 1999
1077 XV Amsterdam
T +31 20 717 10 00	AerCap Holdings N.V.
F +31 20 717 11 11	Stationsplein 965
AerCap House
1117 CE Schiphol
The Netherlands

Ladies and Gentlemen,

SEC Exhibit 5 opinion letter re Form S-8 Registration Statement

2012 Employees and Officers Equity Incentive Plan

This opinion letter is rendered to you in order to be filed as an exhibit to the registration statement on Form S-8 to be filed by you with the U.S. Securities and Exchange Commission (as amended, the “Registration Statement”).

We have acted as your legal counsel as to Dutch law in connection with the Registration Statement to be filed by AerCap Holdings N.V., a public company with limited liability (naamloze vennootschap), organized under the laws of the Netherlands (“AerCap”) on or about 17 March 2014 relating to the registration under the U.S. Securities Act of 1933 by AerCap of 6,064,081 ordinary shares with a nominal value of EUR 0.01 per share (the “Ordinary Shares”), to be issued pursuant to the terms of the AerCap Holdings N.V. 2012 Equity Incentive Plan (the “Plan”) as approved as approved by AerCap’s board of directors (the “Board”) on 22 March 2012.

This opinion letter is addressed to you and is delivered only in connection with the Registration Statement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representation or warranty or other information contained in any document.

NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (“overeenkomst van opdracht”) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.

ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and we have relied upon the following documents: (i) a photocopy of the deed of incorporation of AerCap, dated 10 July 2006, (ii) the current articles of association AerCap (the “Articles of Association”), (iii) an electronic copy of the Plan, (iv) an extract dated the date hereof from the commercial register (Handelsregister)  relating to AerCap, (v) electronic copies of the minutes of the meeting of the Board held on 22 March 2012 and on 13 March 2014 (vi) an electronic copy of the minutes of the general meeting of AerCap held on 18 May 2011, and (vii) a certificate (the “Certificate”) dated the date hereof signed by the Chief Executive Officer AerCap that AerCap has not (a) been dissolved (ontbonden), (b) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (c) had its assets placed under administration (onder bewind gesteld), (d) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend) or (e) been made subject to any other insolvency proceedings under any applicable law or otherwise be limited in its rights to dispose of its assets .

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, in sofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the European General Court and the European Court of Justice. We do not express any opinion on Dutch or European competition law or tax laws. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date.

The opinions expressed in this opinion letter are to be considered and interpreted in accordance with Dutch law. This opinion letter may only be relied upon, and our willingness to tender this opinion letter to your is based, on the condition that AerCap accept that the legal relationship between AerCap and NautaDutilh N.V. is governed by Dutch law and that it is subject to our general conditions and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.                                     all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purporting to have signed the same and the statements contained in the Certificate are true and correct on the date of this opinion letter;

b.                                     the Plan is in full force and effect;

c.                                      the Ordinary Shares will be issued (i) upon a valid exercise of rights under the Plan (ii) in accordance with the Articles of Association and the Plan, as amended form time to time, (iii) pursuant to a deed of issue that conforms to the Dutch law requirements (the “Deed of Issue”), and that all parties to the Deed of Issue, including AerCap, will have the power of disposition (beschikkingsbevoegd) to execute such deed and will take or will have taken all corporate action required to execute such deed and to issue the Ordinary Shares;

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter, we are of the opinion that:

1.                                  AerCap has been duly incorporated and is validly existing as a public company with limited liability (naamloze vennootschap) under Dutch law.

2.                                  The Ordinary Shares, when issued pursuant to the Deed of Issue, validly signed by and on behalf of all parties thereto and paid up in accordance with the Plan and the Articles of Association, as amended form time to time, will be validly issued, fully paid (provided that the “Fair Market Value” as defined in the Plan will be at least equal to the nominal value of the Ordinary Shares at the time of issue of the Ordinary Shares) and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.                                The term “non-assessable” as used herein means that a holder of a share will not by reason of being merely such a holder, be subject to assessment or calls by AerCap or its creditors for payment on such share.

We consent to the filing of this opinion as Exhibit to the Registration Statement hereby and further consent to the reference to our firm in the Registration Statement.

Yours faithfully,

/s/ NautaDutilh N.V.

NautaDutilh N.V.